                                                                      Exhibit 12
                                                                      ----------

CP&L Energy, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratio data)


                                                                                                              Sept. 30,  Sept. 30,
                                                            1995       1996      1997       1998       1999       1999       2000
                                                    -------------------------------------------------------------------------------
Fixed Charges
        Interest on long-term debt                        187,397    172,622    163,468    169,901   180,676    172,965    203,982
        Other interest                                     25,896     19,155     18,743     11,156    10,298     11,640     15,807
        Imputed interest factor in rentals
                charged to operating expenses              13,540     12,816     11,421     10,775    11,517     11,448      9,981
        Preference security dividend
                requirements of consolidated
                subsidiary*                                  N/A        N/A        N/A        N/A        N/A       N/A       2,966
                                                    -------------------------------------------------------------------------------
                Total                                     226,833    204,593    193,632    191,832   202,491    196,053    232,736
                                                    ===============================================================================

Earnings -
        NIBT                                              613,287    647,193    622,033    656,732   640,676    599,120    877,361
        Subtract AFUDC                                     (8,340)    (8,225)    (8,225)    (8,314)   (8,149)   (13,733)    (8,149)
        Add Fixed Charges                                 226,833    204,593    193,632    191,832   202,491    196,053    232,736
                                                    -------------------------------------------------------------------------------
                Total                                     831,780    843,561    807,440    840,250   835,018    781,440  1,101,948
                                                    ===============================================================================

Ratio of Earnings to Fixed Charges                           3.67       4.12       4.17       4.38      4.12       3.99       4.73
                                                    ===============================================================================


* The ratio of earnings to fixed charges for CP&L Energy through September 2000 is computed using historical information for CP&L. Therefore, the preference security dividend requirements of consolidated subsidiary were not applicable to this calculation until 2000 when CP&L reorganized into a holding company structure.